Fourth Quarter 2015
Conference Call Script
November 5, 2015
9:00 a.m.
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2015 fourth quarter conference call. We issued our press release reporting results of operations for the quarter ended September 30, 2015 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the fourth quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call,

and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30.

A replay of this morning’s call will be available for 30 days after the call at 1-800-396-1242. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

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I want you to know that we have redefined our reporting segments to provide greater transparency to stockholders and to the financial community, as well as to better reflect how we manage our businesses.  We are now reporting financial results for three segments: Mueller Co., Anvil and Mueller Technologies. Mueller Technologies is currently comprised of the results of the Mueller Systems and Echologics businesses, which were previously reported within the Mueller Co. segment. We will file an 8-K today which will provide the quarterly results for these three segments for 2014 and 2015.

After the prepared remarks, we will open the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:
Thanks Martie.

Thanks for joining us today as we discuss our results for the 2015 fourth quarter and full year.

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I’ll begin with a brief overview followed by Evan’s more detailed financial report. I will then provide additional comments on the quarter’s results and developments in our end markets, as well as our outlook for the 2016 full year and first quarter.

We continue to improve our operating performance. For consolidated Mueller Water Products, adjusted EBITDA margin for the 2015 fourth quarter improved 130 basis points to 19.2 percent as compared with 17.9 percent last year. We had particularly strong margin improvement at Mueller Co., which now excludes the Mueller Systems and Echologics businesses. Adjusted EBITDA margin at Mueller Co. was 28.8 percent, an improvement of 230 basis points from 26.5 percent last year. This adjusted EBITDA margin was the highest at Mueller Co. for a fourth quarter since 2008. For the full year, Mueller Co.'s adjusted EBITDA margin was 26.2 percent compared to 24.6 percent in 2014. This full year EBITDA margin was the highest since 2007.

However, overall for the fourth quarter, our consolidated results came in slightly less than expected due to lower growth in net sales at Mueller Co. We believe distributors were able to meet end market demand largely through the

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higher inventory levels they held at the beginning of the fourth quarter, primarily in states impacted by extreme rainfall in the third quarter. By September, however, we believe their inventory levels were back in equilibrium, as we saw a significant pick up in orders over the course of the month. Although our orders met our expectations for the quarter, our shipments were lower given the timing of the orders. We'll discuss this in more detail later in the call.

For the fourth quarter, our adjusted net income per diluted share increased 17 percent to $0.14.

With that, I’ll turn the call over to Evan for a more detailed discussion of our financial results for the quarter.

Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I’ll first review our fourth quarter consolidated financial results and then discuss segment performance.

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Net sales for the 2015 fourth quarter of $311.4 million decreased $9.3 million, or 2.9 percent, from the 2014 fourth quarter net sales of $320.7 million, largely due to lower oil and gas shipment volumes at Anvil as well as unfavorable changes in Canadian currency exchange rates. Sales grew at both Mueller Co. and Mueller Technologies.

Gross profit was $97.7 million for the 2015 fourth quarter compared with $101.3 million for the 2014 fourth quarter. Gross margin of 31.4 percent in the 2015 fourth quarter decreased 20 basis points from 31.6 percent in the 2014 fourth quarter, primarily due to a less favorable product mix at Anvil. Gross margin at Mueller Co. improved 80 basis points year-over-year and also improved at Mueller Technologies.

Selling, general and administrative expenses were lower year-over-year due primarily to personnel-related expenses. Selling, general and administrative expenses were $53.2 million in the 2015 fourth quarter, compared with $58.2 million in the 2014 fourth quarter. Selling, general & administrative expenses as a percent of net sales improved 100 basis points to 17.1% from 18.1% in 2014.

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Adjusted operating income for the 2015 fourth quarter increased 4.4 percent to $45.0 million as compared with $43.1 million for the 2014 fourth quarter, which included a $2.5 million gain on the sale of Anvil's Bloomington, MN fabrication facility. Excluding the gain from the sale, adjusted operating income improved 10.8% for the 2015 fourth quarter.

Adjusted operating income benefited from improved operating efficiencies, lower raw material costs and lower corporate expenses. These benefits were offset by lower shipment volumes at Anvil, and unfavorable changes in Canadian currency exchange rates.

Adjusted EBITDA for the 2015 fourth quarter increased to $59.9 million compared with $57.3 million for the 2014 fourth quarter. Adjusted EBITDA for 2015 was $189.0 million, or 16.2 percent of net sales, an improvement of 70 basis points.

Interest expense, net for the 2015 fourth quarter declined $6.2 million to $5.8 million, as compared with $12.0 million for the 2014 fourth quarter. We benefited from lower interest expense this quarter due to lower interest rates and

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lower amounts of debt outstanding following the refinancing we completed in the 2015 first quarter.

For the 2015 fourth quarter, income tax expense was $16.3 million on income before income taxes of $38.6 million, or an effective income tax rate of 42.2 percent. Income tax expense included deferred tax asset valuation allowance adjustments of $0.3 million compared with an $8.0 million benefit included in the 2014 fourth quarter. Excluding these adjustments, the effective income tax rates were 41 percent and 39 percent in the fourth quarter of 2015 and 2014, respectively. Also the 41 percent rate in the fourth quarter of 2015 was higher than our full year effective income tax rate of 38.5 percent.

Net income per diluted share for the 2015 fourth quarter was $0.14 compared with $0.16 in the prior year; however, adjusted net income per diluted share for the 2015 fourth quarter improved to $0.14 from $0.12 in the 2014 fourth quarter. As a reminder, the primary adjustment in the 2014 fourth quarter net income per diluted share was a deferred tax valuation allowance, which reduced tax expense by $8.0 million.

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I’ll now move on to segment performance, addressing each of our now three reporting segments beginning with Mueller Co.

Net sales for the 2015 fourth quarter increased $3.2 million to $192.0 million compared with $188.8 million for the 2014 fourth quarter. Higher shipment volumes were partially offset by $3.4 million from the divestiture of our Canadian municipal castings business earlier this year and $3.0 million from unfavorable changes in Canadian currency exchange rates. Excluding the impact of the divestiture and unfavorable changes in Canadian currency exchange rates, shipment volumes would have increased 5.2 percent.

Adjusted operating income for the 2015 fourth quarter improved to $45.6 million compared with $40.4 million for the 2014 fourth quarter. The $5.2 million adjusted operating income improvement was largely due to operating efficiencies, lower raw material costs and lower selling, general and administrative expenses.

Adjusted operating margin of 23.8 percent for the 2015 fourth quarter improved 240 basis points from 21.4 percent for the 2014 fourth quarter.

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Adjusted EBITDA for the 2015 fourth quarter increased to $55.3 million compared with $50.1 million for the 2014 fourth quarter, and adjusted EBITDA margin for the quarter increased 230 basis points to 28.8 percent from 26.5 percent last year.

I’ll now turn to Anvil…

Net sales for the 2015 fourth quarter decreased $14.0 million to $93.7 million compared with $107.7 million for the 2014 fourth quarter. As expected, net sales decreased due to lower sales of oil & gas-related products, which were down approximately 60 percent. Additionally, Anvil was impacted by approximately $1.1 million in unfavorable changes in Canadian currency exchange rates.

Adjusted operating income for the 2015 fourth quarter was $8.9 million compared with $16.8 million for the 2014 fourth quarter. Adjusted operating margin decreased to 9.5 percent compared with 15.6 percent for the 2014 fourth quarter. As previously mentioned, 2014 fourth quarter adjusted operating income included a $2.5 million gain on the sale of its Bloomington, MN fabrication facility.

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The decline in operating income was also impacted by fewer shipments of higher margin products to the oil & gas market. Adjusted EBITDA for the 2015 fourth quarter was $12.8 million compared with $20.4 million for the 2014 fourth quarter. Adjusted EBITDA margin for the 2015 fourth quarter was 13.7 percent compared with 18.9 percent for the 2014 fourth quarter.

I’ll now turn to Mueller Technologies …

Net sales for the 2015 fourth quarter increased $1.5 million to $25.7 million compared with $24.2 million for the 2014 fourth quarter.

Adjusted operating loss for the 2015 fourth quarter was $1.8 million compared with $2.1 million for the 2014 fourth quarter.

    Adjusted EBITDA for the 2015 fourth quarter was a loss of $0.6 million compared with a loss of $1.3 million for the 2014 fourth quarter.

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Corporate expenses for the 2015 fourth quarter were $7.7 million compared with $12.0 million for the 2014 fourth quarter. The decrease was due primarily to lower personnel-related expenses.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was $57.4 million for the 2015 fourth quarter compared with $75.2 million for the 2014 fourth quarter. For the full year, 2015 free cash flow was $50.3 million, compared with $110.7 million in 2014.

Free cash flow was lower in 2015 primarily due to the timing of purchasing and disbursement activity, mostly related to inventory. Purchasing was relatively high late in 2014, and the related disbursements occurred in 2015. In 2015, purchasing activity was weighted toward the earlier part of the year.

At September 30, 2015, total debt was comprised of a $486.6 million senior secured term loan due November 2021 and $2.4 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis

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points, plus a margin of 325 basis points. Our total debt outstanding at the end of 2015 was down $52 million from the end of 2014.

I am also pleased to report that, during the quarter, Moody's upgraded our corporate family rating to Ba3 and our term loan rating to Ba3.

Net debt leverage was 2.0x at September 30, 2015. Our excess availability under the ABL Agreement was approximately $170 million.

I’ll now turn the call back to Greg.

Thanks Evan.

I’ll now elaborate on our 2015 fourth quarter results and end markets, and provide an overview of our expectations for 2016 and an outlook for the first quarter.

As you recall, on our last earnings call we highlighted certain areas of the country that were impacted by heavy rainfall in May and June. In those areas,

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particularly Texas, Colorado and parts of the Midwest, our distributors ended the third quarter with about 90 days of inventory, more than double their target.
We believe distributors in these areas were largely able to meet recovering end market demand from their existing inventory. As a result, our shipments to distributors in these areas during the quarter were down on a year-over-year basis. While we expected to continue to see weather impact on our fourth quarter results, it took longer for distributor inventories to reach their desired levels. September orders were up notably year-over-year, reinforcing our belief that distributors are positive about continued growth as we look to 2016.

Total domestic orders of valves, hydrants and brass products increased 7 percent year-over-year. However, as I just mentioned, orders were heavily weighted in September, which affected our shipment timing.

In addition, we experienced particularly strong year-over-year shipment growth for Henry Pratt's plant and water treatment valves, with net sales up about 30 percent. As we have discussed in the past, a lot of Pratt's business is project oriented, and we can experience a significant swing in net sales on a quarter-over-quarter basis.

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As Evan mentioned, we again delivered excellent operating performance at Mueller Co. Greater manufacturing efficiencies through our LEAN initiatives and lower raw material costs helped drive a 230 basis point improvement in adjusted EBITDA margin.

At Anvil, as expected, we continued a falloff of sales into the oil & gas market, which were down approximately 60 percent in the fourth quarter year-over-year. Our sales into this market have generally correlated with rig counts, which were down 58 percent year-over-year at the end of the fourth quarter. We saw low single-digit percentage growth in sales to the non-residential construction market during the quarter.

At Mueller Technologies, our new reporting segment, net sales were up 6.2 percent year-over-year. Adjusted operating results improved slightly, as the mix of our metering products continued to shift towards AMI metering systems from AMR and visual read meters. Mueller Systems was essentially breakeven for the quarter. This improvement was largely offset by investments in scalable

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technology and business development activity related to leak detection and pipe condition assessment.

Over the last four months, we have seen a significant year-over-year increase in AMI projects awarded to Mueller Systems as the overall market for AMI systems has shown improvement and we have introduced new, longer-range capabilities. In fact, Mueller Systems began 2016 with AMI backlog and awards of $36.0 million compared with $13.0 million at the beginning of 2015.

During the fourth quarter, we continued to make small investments at Echologics to support the long-term growth of our leak detection and condition assessment business. The market is still in the early adoption phase of these technologies, but interest from municipalities and water utilities continues to increase. Echologics began 2016 with $6.2 million under contract, the highest such amount at the beginning of a year in its history.

As we look at 2016, I'll discuss each segment and let you know what we expect to see with our end markets and our performance.

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We expect our three primary end markets - repair and replacement of water infrastructure, new water infrastructure driven by residential construction and non-residential construction - to grow in 2016. We expect the residential construction market to be the fastest growing market. We expect solid growth in municipal spending, and we expect spending in the non-residential construction market to grow but not as much as our other two end markets.

At Mueller Co., we estimate that in 2015 about 70 percent of net sales were associated with the repair and replacement of municipal water distribution and treatment systems, 25 percent with residential construction and 5 percent with natural gas utilities.

Overall, at Mueller Co., we expect net sales percentage growth in the mid single digits for 2016, which includes the expected unfavorable impacts from changes in Canadian currency exchange rates and the divestiture of the municipal castings business in December last year. Given our current outlook for product mix, we expect to see conversion margins of about 40%.

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At Anvil, about 85 percent of 2015 net sales were associated with non-residential construction, 10 percent with oil & gas (down from 20 percent in 2014) and 5 percent with the power generation market.

For fiscal 2016, we expect Anvil's overall net sales percentage growth to be in the low single digits. As we look to 2016, there is a general expectation among industry forecasters that spending for non-residential construction will increase in the mid-single digits, which should drive demand for Anvil's products.

However, we believe Anvil's overall growth will continue to be impacted by an expected decline in net sales to its addressed oil & gas market due to tough comparisons in the first half of the year, especially in the first quarter. As a reminder, Anvil's net sales into this market grew 14 percent year-over-year in the first quarter of 2015. Based on the current market conditions, we would expect Anvil's net sales into this market during the second half of the year to be flat on a year-over-year basis.

Given our current outlook with respect to product mix, we expect to see a conversion margin at Anvil of about 15-20%.

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Although the municipal market is the key end market for Mueller Technologies, the drivers of demand are different than those for Mueller Co. Mueller Technologies is a more project-oriented segment, and depends on customer adoption of its new technology products and services. As we have previously discussed, our strategy is for Mueller Systems to be a leading provider of AMI systems. For 2016, we entered the year with significantly higher AMI backlog and projects awarded for Mueller Systems and higher projects under contract at Echologics. We are encouraged by the increased interest we are seeing in the marketplace. Overall, we expect Mueller Technologies to show year-over-year net sales growth of about 10-15 percent and for its operating results to improve about $7-10 million.

Other 2016 key variables include: corporate expenses, which are expected to be $36-38 million, depreciation and amortization, which is expected to be $56-58 million, and interest expense, which is expected to be $23-25 million. We expect our adjusted effective income tax rate to be 37-39% and capital expenditures to be $38-40 million.

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For 2016, we expect free cash flow to be driven by improved operating results and an improvement in working capital. We also expect to make only minimal cash contributions to our pension plans. Our target is for free cash flow to exceed adjusted net income.

Turning now to our outlook for the 2016 first quarter.

I will begin with Mueller Co.

We expect 2016 first quarter net sales percentage growth in the low-single digits. In our core domestic valves, hydrants and brass products, now that we believe distributor inventories are back at their targeted levels, we expect to see high single-digit growth driven by strong residential construction and solid municipal spending. We expect this growth will be partially offset by the divestiture of our Canadian municipal castings business in December 2014 and unfavorable changes in Canadian currency exchange rates. Additionally, shipments of Henry Pratt's water treatment valves are expected to be down in the first quarter due to the timing of projects in our backlog. As we said earlier, this business can be choppy, as we saw in our 2015 fourth quarter where shipments

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were up 30 percent year-over-year. We expect first quarter adjusted operating income to be up between 10-15 percent.

We expect Anvil's 2016 first quarter net sales to decline in the high single digits largely due to the tough comparisons with its oil & gas business. Based on current market conditions, we expect net sales to the oil & gas segment could be down 60 percent, which is approximately $12 million. We will offset some of the operating income decline from the lower revenue with cost reduction actions we have been implementing in our oil & gas business. We expect to see the benefit of lower raw material costs and increased adjusted operating income from growth in shipments to the non-residential construction market. In total, however, we expect adjusted operating income will be down approximately 40 percent this quarter. As you recall, we began seeing a significant drop off in our oil & gas business in our second quarter last year. Therefore, we don't expect adjusted operating income to be significantly impacted due to the downturn in the oil & gas market beyond this quarter as compared to the prior year.

We expect 2016 first quarter net sales at Mueller Technologies to be down slightly with a slightly higher year-over-year adjusted operating loss. While we

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are entering 2016 with a higher AMI backlog, we do not expect to benefit from this higher backlog until the second half of the year.

For Mueller Water Products as a whole, we expect 2016 first quarter net sales to decline slightly year-over-year, as growth at Mueller Co. should be more than offset by a decline at Anvil. We expect adjusted net income per diluted share to be essentially flat, as the benefits of lower interest expense will likely be partially offset by lower adjusted operating income.

Reflecting on 2015, we are certainly pleased with the increase in both our overall adjusted operating margin and adjusted EBITDA margin, as well as with the 30 percent increase in our adjusted net income per diluted share to $0.39 from $0.30. We also successfully restructured our debt and lowered our total debt outstanding, both of which give us more flexibility in managing our business and in pursuing growth opportunities.

We were negatively impacted by the decline of sales into the oil & gas market at Anvil and unfavorable changes in Canadian currency exchange rates.

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Our consolidated net sales growth was negatively impacted by 260 basis points due to lower sales into the oil & gas market and by 90 basis points due to unfavorable changes in Canadian currency exchange rates.

Net sales of our products into the oil & gas market represented about 7 percent of our consolidated net sales in 2014, but only about 4 percent in 2015.

In 2015, we continued to focus on enhancing value for our customers and expanding our intelligent water technology offerings. We continued to invest in new products and services that are designed to help water utilities improve their operations and better manage their water assets. At Echologics we expanded our worldwide sales force and continued to invest in our fixed leak detection solution. During the year, we also introduced new technology in our AMI offering that significantly increased our radio range and reduced the infrastructure required for our system. We believe this development contributed to us winning AMI awards in recent months. We also entered into the LoRa™ Alliance, which is focused on bringing the Internet of Things to a number of municipal applications, including water infrastructure.

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We expect to see improved performance at our Mueller Technologies segment as we increase net sales of higher margin products. Our technology businesses have seen an increase in backlog and contracts, which leads us to believe our investments in these areas will pay dividends as more municipalities and water utilities focus on improving their ability to accurately measure water usage, enhance customer service and detect leaks as a means of conserving water and extending the life of their water infrastructure.

As we just discussed, we believe the outlook for our key end markets - new water infrastructure driven by residential construction, repair and replacement of existing water infrastructure for municipalities and non-residential construction - remains positive. However, as we mentioned, the spending decline in oil & gas markets will result in tough comparisons for that part of our business especially in the first quarter. As our capacity utilization increases, we believe we will continue to demonstrate improved operating leverage, which should lead to expanding margins and improved returns for our stockholders.

With that operator, I will open this call up for questions.
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That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.

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